As filed with the Securities and Exchange Commission on May 31, 2024

Registration No. 333-278143

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PURPLE INNOVATION, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-4078206
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4100 North Chapel Ridge Road, Suite 200

Lehi, UT 84043

(801) 756-2600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Tricia McDermott

Chief Legal Officer

Purple Innovation, Inc.

4100 North Chapel Ridge Road, Suite 200

Lehi, UT 84043

(801) 756-2600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Nolan S. Taylor

David Marx

Dorsey & Whitney LLP

111 S. Main Street, Suite 2100

Salt Lake City, Utah 84111

(801) 933-7360

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MAY 31, 2024

PROSPECTUS

PURPLE INNOVATION, INC.

71,855,291 Shares of Class A Common Stock

20,000,000 Warrants to Purchase Shares of Class A Common Stock

20,000,000 Shares of Class A Common Stock Issuable upon Exercise of Resold Warrants

This prospectus relates to the resale of 20,000,000 warrants (the “Warrants”) to acquire shares of our Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) by the selling warrantholders (the “Selling Warrantholders”) named in this prospectus. The Warrants were issued in connection with entering into a Second Amendment, dated January 23, 2024 (the “Second Amendment”), to that certain Term Loan Agreement, dated August 7, 2023 (the “Term Loan Agreement”), and concurrently therewith an Amended and Restated Credit Agreement, dated January 23, 2024 (the “Amended and Restated Credit Agreement”), which amended and restated the Term Loan Agreement, by and among Purple Innovation, Inc., Purple Innovation, LLC (“Purple LLC”), our operating subsidiary, Intellibed, LLC (“Intellibed”), our wholly owned subsidiary, Coliseum Capital Partners, L.P. (“CCP”), Blackwell Partners LLC – Series A (“Blackwell”), Harvest Small Cap Partners Master, Ltd. (“Harvest Master”), Harvest Small Cap Partners, L.P. (“Harvest Partners”), HSCP Strategic IV, L.P. (“HSCP” and together with CCP, Blackwell, Harvest Master and Harvest Partners, the “Lenders”), and Delaware Trust Company, as administrative agent (the “Agent”). The Lenders agreed to assume the rights and obligations of the lenders under the Term Loan Agreement and, pursuant to the Second Amendment and the Amended and Restated Credit Agreement, agreed to refinance existing obligations with a term loan to Purple LLC, and the Company issued to the Lenders Warrants to acquire an aggregate of 20,000,000 shares of our Class A Common Stock, subject to certain adjustments. Each Warrant entitles the holder to acquire one share of our Class A Common Stock at an exercise price of $1.50 per share, subject to adjustment as discussed below.

This prospectus also relates to the resale of 20,000,000 shares of Class A Common Stock issuable upon the exercise of the Warrants by the selling stockholders (the “Selling Stockholders” and, together with the Selling Warrantholders, the “Selling Securityholders”) named in this prospectus.

This prospectus also relates to the issuance by us of 20,000,000 shares of Class A Common Stock upon the exercise by third parties of Warrants that have been resold by the Selling Warrantholders to third parties under this prospectus (the “Resold Warrants”). Each Resold Warrant entitles the holder to purchase one share of our Class A Common Stock at an exercise price of $1.50 per share, subject to adjustment as discussed below.

This prospectus also relates to the resale of 51,855,291 shares of Class A Common Stock held by the Selling Stockholders.

We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders or from the sale of Warrants by the Selling Warrantholders pursuant to this prospectus, except with respect to amounts that may be received by us upon the exercise of the Warrants. However, we will pay the expenses associated with the sale of shares of Class A Common Stock and Warrants pursuant to this prospectus as discussed in the section entitled “Use of Proceeds.”

Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares of Class A Common Stock or that the Selling Warrantholders will offer or sell any of the Warrants. The Selling Stockholders and the Selling Warrantholders may sell the shares of Class A Common Stock and the Warrants, respectively, covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders and the Selling Warrantholders may sell the shares of Class A Common Stock and the Warrants in the sections entitled “Determination of Offering Price” and “Plan of Distribution.”

Our Class A Common Stock is traded on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “PRPL”. On May 30, 2024, the last reported sales price of the Class A Common Stock was $1.22 per share.

There is no established public trading market for the Warrants or the Resold Warrants. We do not intend to apply for listing of the Warrants or the Resold Warrants on any securities exchange or recognized trading system at this time but may be required to apply for listing in the future pursuant to the Registration Rights Agreement (as defined below). As described in the sections entitled “Determination of Offering Price” and “Plan of Distribution,” the price at which the Warrants will be sold will depend, in part, on the manner and timing of such sales, but, in any event, we expect such price will likely be derived from the market price of our Class A Common Stock traded on Nasdaq.

An investment in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus, page 14 of our Annual Report on Form 10-K for the year ended December 31, 2023, and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”), all of which we incorporate by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2024.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

ABOUT THIS PROSPECTUS

We will not receive any proceeds from the sale of shares of Class A Common Stock or the sale of Warrants pursuant to this prospectus. We may receive proceeds from the exercise of the Warrants or the Resold Warrants, if exercised. However, we will pay the expenses associated with the sale of shares of Class A Common Stock and Warrants pursuant to this prospectus as discussed in the section entitled “Use of Proceeds.” To the extent appropriate, the Selling Stockholders and the Selling Warrantholders, as applicable, will deliver a prospectus supplement with this prospectus to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Documents Incorporated by Reference.”

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

Unless the context indicates otherwise, the terms “Purple,” “Company,” “we,” “us” and “our” refer to Purple Innovation, Inc. (formerly known as Global Partner Acquisition Corp.), a Delaware corporation.

ii

SUMMARY

This summary highlights selected information contained in this prospectus and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our Class A Common Stock or the Warrants, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference.”

The Company

Overview

Our mission is to help people feel and live better through innovative comfort solutions.

We began as a digitally-native vertical brand founded on comfort product innovation with premium offerings, and have since expanded into brick & mortar stores as a true omni-channel brand. We offer a variety of innovative, branded and premium comfort products, including mattresses, pillows, cushions, bases, sheets and more. Our products are the result of decades of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary Hyper-Elastic Polymer gel technology underpins many of our comfort products and provides a range of benefits that differentiate our products from our competitors. Specially engineered to relieve pressure, maintain an ideal body temperature, and provide instantly adaptive support, Purple’s patented technology has been tested rigorously within medical and consumer applications for over 30 years. Originally designed for use in hospital beds and wheelchairs, we adapted this unique pressure-relieving material for our mattresses and other cushion products.

We market and sell our products through direct-to-consumer e-commerce and Purple showrooms (collectively “DTC”) and wholesale partners.

Our core competencies in design, development and manufacturing are the foundation of our business. We have integrated our operations to include research and development, marketing and manufacturing. As a result, we have the ability to rapidly test, learn, adapt and scale our product offerings. In order to solve complex manufacturing challenges such as large-format injection molding of our Hyper-Elastic Polymer cushioning material, we designed and produced our own manufacturing equipment including our proprietary and patented molding machinery. These fully customized machines are unique to Purple and, we believe, can handle both our size and scale requirements. We believe our combination of patents and intellectual property, proprietary and patented manufacturing equipment, production processes and decades of acquired knowledge create an advantage over our competitors who rely on commoditized materials, such as foam and outsourced manufacturing.

In addition to developing differentiated products and technologies, we have built a brand that we believe has high customer engagement and avid brand advocates. We have an experienced marketing team, providing efficient customer acquisition and brand demand development. Our marketing strategy enables us to market our full product suite to customers, generate frequent interactions online and drive traffic to all channels offering our products.

Our knowledge of and engagement with consumers across digital and brick and mortar retail channels is advantageous and increasing. To complement our DTC efforts, we have developed multiple wholesale relationships with best-in-class retailers in the furniture, mattress specialty, and home décor spaces. Our goal is to provide opportunities for each customer to learn, shop, and buy in the way that works for them. We believe our differentiated products (including differences across price, comfort, benefit, marketing strategies, manufacturing capabilities, branding and technology) position us to continue to drive our growth. For the year ended December 31, 2023, our DTC sales, which includes online and Purple showrooms, accounted for 58.1% of our net revenues, as compared to 57.7% for 2022 and 65.4% for 2021 and wholesale accounted for 41.9% of net revenues for 2023, as compared to 42.3% for 2022 and 34.6% for 2021. For the year ended December 31, 2023, sales of sleep products accounted for 97.2% of our net revenues, as compared to 97.1% for 2022 and 96.5% for 2021, and other products accounted for 2.8%, as compared to 2.9% for 2022 and 3.5% for 2021.

As of December 31, 2023 we operate 60 Company locations across the United States as compared to 55 Company locations at the end of 2022 and 28 Company locations at the end of 2021. While we are slowing the opening of new showrooms in the short term, we anticipate continued expansion of our showrooms in the future.

Corporate Information

The Company consists of Purple and its consolidated subsidiary, Purple LLC. Purple was incorporated in Delaware on May 19, 2015 as a special purpose acquisition company under the name of GPAC. On February 2, 2018, we consummated a transaction structured similar to a reverse recapitalization pursuant to which Purple acquired an equity interest in Purple LLC and became its sole managing member. As the sole managing member of Purple LLC, Purple, through its officers and directors, is responsible for all operational and administrative decision making and control of the day-to-day business affairs of Purple LLC without the approval of any other member. At December 31, 2023, Purple Inc. had a 99.8% economic interest in Purple LLC while other Class B unit holders had the remaining 0.2%.

Our principal executive offices are located at 4100 North Chapel Ridge Road, Suite 200, Lehi, Utah 84043 and our telephone number is (801) 756-2600. Our website address is www.purple.com. The information on, or that may be accessed through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

The Offering

We are registering (i) the resale by the Selling Securityholders named in this prospectus of 20,000,000 Warrants and 20,000,000 shares of Class A Common Stock issuable upon the exercise of the Warrants, (ii) the resale by the Selling Securityholders named in this prospectus of 51,855,291 shares of Class A Common Stock and (iii) the issuance by us of 20,000,000 shares of Class A Common Stock issuable upon the exercise by third parties of Resold Warrants.

Resale of Class A Common Stock and Warrants by Selling Securityholders

Shares of Class A Common Stock offered by the Selling Stockholders	71,855,291 shares, including 20,000,000 shares of Class A Common Stock issuable upon the exercise of the Warrants and 51,855,291 shares of Class A Common Stock currently held by the Selling Stockholders.

Warrants offered by the Selling Warrantholders	20,000,000 warrants.

Shares of Class A Common Stock outstanding prior to this Offering	107,490,223 shares, as of May 28, 2024.

Shares of Class A Common Stock outstanding after this Offering assuming exercise of all of the Warrants	127,490,223 shares, as of May 28, 2024.

Use of Proceeds	All of the shares of Class A Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Terms of Warrants	Each Warrant entitles the holder to purchase one share of our Class A Common Stock at an exercise price of $1.50 per share, subject to adjustment, at any time commencing on January 23, 2024, which is the date the Warrants were originally issued. The Warrants will expire at 5:00 p.m., New York time, on January 23, 2034 or earlier upon redemption.

We may receive up to an aggregate of approximately $30 million from the exercise of the Warrants, including the Resold Warrants, assuming the exercise in full of all of the Warrants for cash at the initial exercise price of $1.50 per share. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

Trading Market and Ticker Symbol for Class A Common Stock	Our shares of Class A Common Stock are currently listed on Nasdaq under the symbol “PRPL.”

Trading Market and Ticker Symbol for the Warrants	There is no established public trading market for the Warrants. We do not intend to apply for listing of the Warrants on any securities exchange or recognized trading system at this time but may be required to apply for listing in the future pursuant to the Registration Rights Agreement (as defined below).

Issuance of Class A Common Stock Underlying Resold Warrants

Shares issuable upon exercise of Resold Warrants	20,000,000 shares.

Shares of Class A Common Stock outstanding prior to exercise of Resold Warrants	107,490,223 shares, as of May 28, 2024.

Shares of Class A Common Stock outstanding after this Offering assuming exercise of all of the Resold Warrants	127,490,223 shares, as of May 28, 2024.

Terms of Resold Warrants	Each Resold Warrant entitles the holder to purchase one share of our Class A Common Stock at an exercise price of $1.50 per share, subject to adjustment, at any time commencing on January 23, 2024, which is the date the Resold Warrants were originally issued. The Resold Warrants will expire at 5:00 p.m., New York time, on January 23, 2034 or earlier upon redemption.

We may receive up to an aggregate of approximately $30 million from the exercise of the Warrants, including the Resold Warrants, assuming the exercise in full of all of the Warrants for cash at the initial exercise price of $1.50 per share. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

Trading Market and Ticker Symbol for Class A Common Stock	Our shares of Class A Common Stock are currently listed on Nasdaq under the symbol “PRPL.”

Trading Market and Ticker Symbol for Resold Warrants	There is no established public trading market for the Resold Warrants. We do not intend to apply for listing of the Resold Warrants on any securities exchange or recognized trading system at this time but may be required to apply for listing in the future pursuant to the Registration Rights Agreement.

Risk Factors

Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 4.

RISK FACTORS

An investment in our securities involves risks and uncertainties. You should consider carefully the risks described below, those beginning on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2023, and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein, as well as the other information included in this prospectus, and any applicable prospectus supplement, before making an investment decision. Any of the risk factors could significantly and negatively affect our business, financial condition, results of operations, cash flows, and prospects and the trading price of our securities.

Risks Related to the Offering

Future sales of our Class A Common Stock in the public market may depress our share price.

Sales of a substantial number of shares of our Class A Common Stock in the public market, or the perception that these sales might occur, could depress the market price of our Class A Common Stock and could impair our ability to raise capital through the sale of additional equity securities or other securities convertible into or exchangeable for equity securities, regardless of whether there is any relationship between such sales and the performance of our business.

In connection with the issuance of Warrants pursuant to the Amended and Restated Credit Agreement, on January 23, 2024, the Company entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with CCP, Blackwell, Coliseum Capital Co-Invest III, L.P. (“C-3”), Harvest Master, Harvest Partners, and HSCP (the “Holders”), providing for the registration under the Securities Act of the Warrants, the shares of Class A Common Stock issuable upon the exercise of the Warrants and the Class A Common Stock held by the Holders as of such date (the “Registrable Securities”), subject to customary terms and conditions. The Registration Rights Agreement provides that on or prior to February 22, 2024, the Company was required to prepare and file with the SEC pursuant to Rule 415 of the Securities Act a registration statement to register the resale of the Registrable Securities. The Company received an extension from the Holders to file the registration statement on or prior to March 22, 2024. The Company has filed the registration statement of which this prospectus forms a part pursuant to the Registration Rights Agreement.

The market price of our Class A Common Stock could decline as a result of sales in the market by a few large stockholders, such as Coliseum or the Holders, or the perception that these sales could occur, including as a result of the registration statement of which this prospectus forms a part. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

Our stockholders may experience substantial dilution in the value of their investment or may otherwise have their interests impaired if we issue additional shares of our capital stock, including as a result of the exercise of the Warrants or Resold Warrants.

Our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) allows us to issue up to 300 million shares of our common stock, including 210 million shares of Class A Common Stock and 90 million shares of Class B Common Stock, and up to five million shares of undesignated preferred stock. For example, in February 2023 we issued 13,400,000 shares of Class A Common Stock pursuant to an underwritten public offering. To raise additional capital, we may in the future sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that are lower than the prices paid by existing stockholders, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, which could result in substantial dilution to the interests of existing stockholders. For example, on January 23, 2024, we issued to the Lenders under the Amended and Restated Credit Agreement Warrants to purchase 20,000,000 shares of our Class A Common Stock (approximately 19% of our currently outstanding Class A Common Stock) at a price of $1.50 per share, subject to certain adjustments. The Warrants or Resold Warrants will expire on the 10-year anniversary of issuance or earlier upon redemption. The exercise of the Warrants or Resold Warrants will dilute the value of the Class A Common Stock and stockholder voting power.

Pursuant to our Certificate of Incorporation, our board of directors may authorize the issuance of up to five million shares of preferred stock at any time and from time to time, with such terms and preferences as the board of directors determines and without any stockholder approval other than as may be required by Nasdaq rules. The issuance of such shares of preferred stock could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of such preferred stock could also be used as a method of discouraging, delaying, or preventing a change of control.

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our Class A Common Stock as to distributions and in liquidation, which could negatively affect the value of our Class A Common Stock.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is unsecured or secured by up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured notes, preferred stock, hybrid securities or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt would receive distributions of our available assets before distributions to holders of our Class A Common Stock, and holders of securities senior to the Class A Common Stock would receive distributions of our available assets before distributions to the holders of our Class A Common Stock. Because our decision to incur debt and issue securities in future offerings may be influenced by market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings or debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

Our management will have broad discretion over the use of the proceeds received from the exercise of the Warrants or Resold Warrants, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Other than amounts required to be paid to certain lenders, our management will have broad discretion as to the use of the proceeds from the exercise of the Warrants or Resold Warrants, if any, and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management regarding the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Your interest in our Company may be diluted as a result of this offering.

The shares issuable upon the exercise of the Warrants or Resold Warrants will dilute the ownership interest of other stockholders and holders of Warrants or Resold Warrants who have not exercised their Warrants or Resold Warrants.

This offering may cause the trading price of our Class A Common Stock to decrease.

The number of shares of Class A Common Stock underlying the Warrants or Resold Warrants may result in an immediate decrease in the market price of our Class A Common Stock. This decrease may continue after the completion of this offering. We cannot predict the effect, if any, that the availability of shares for future sale represented by the Warrants or Resold Warrants will have on the market price of our Class A Common Stock from time to time.

Holders of the Warrants or Resold Warrants will have no rights as a common stockholder until such holders exercise their Warrants or Resold Warrants and acquire our Class A Common Stock.

Until holders of Warrants or Resold Warrants acquire shares of our Class A Common Stock upon exercise of the Warrants or Resold Warrants, holders of Warrants or Resold Warrants will have no rights with respect to the shares of our Class A Common Stock underlying such Warrants or Resold Warrants. Upon exercise of the Warrants or Resold Warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

There is no public market for the Warrants or the Resold Warrants.

There is no established public trading market for the Warrants or the Resold Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants or Resold Warrants on any securities exchange or recognized trading system at this time but may be required to apply for listing in the future pursuant to the Registration Rights Agreement.

The market price of our Class A Common Stock may not exceed the exercise price of the Warrants issued in connection with this offering.

The Warrants became exercisable upon issuance and will expire ten years from the date of issuance or earlier upon redemption. The market price of our Class A Common Stock may not exceed the exercise price of the Warrants or Resold Warrants prior to their date of expiration. Any Warrants or Resold Warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the Warrant or Resold Warrant holder.

Since the Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Warrants or Resold Warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Warrants or Resold Warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their Warrants or Resold Warrants or may receive an amount less than they would be entitled to if they had exercised their Warrants or Resold Warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

The exclusive jurisdiction and choice of law clauses set forth in the Warrants may have the effect of limiting a warrantholder’s rights to bring legal action against us and could limit a warrantholder’s ability to obtain a favorable judicial forum for disputes with us.

The Warrants provide exclusive jurisdiction to courts of the State of New York or the United States District Court for the Southern District of New York. Disputes arising under the Warrants are governed by New York law. These provisions may have the effect of limiting the ability of warrantholders to bring a legal claim against us due to geographic limitations and may limit a warrantholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. This choice of forum provision may limit a warrantholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers or employees. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

We have in the past experienced and may in the future experience significant fluctuations in our results of operations, which could make our future results of operations difficult to predict or cause our results of operations to fall below analysts’ and investors’ expectations.

We have encountered and will continue to encounter risks and difficulties frequently experienced by young companies in rapidly developing and changing industries, including, but not limited to, inconsistent financial results, challenges in forecasting accuracy, determining appropriate investments of our limited resources, market acceptance of our products and services and future products and services, competition from new and established companies, including those with greater financial and technical resources, enhancing our products and services and developing new products and services.

Our quarterly and annual results of operations have fluctuated in the past and we expect our future results of operations will fluctuate due to a variety of factors, many of which are beyond our control. Fluctuations in our results of operations could cause our performance to fall below the expectations of analysts and investors, and adversely affect the price of our Class A Common Stock. Because our business is changing and evolving rapidly, our historical results of operations may not necessarily be indicative of our future results of operations. Factors that may cause our results of operations to fluctuate include, but are not limited to, the following:

●	changes in demand for our products, whether caused by changes in customer confidence or preferences, infringing products, disruption to our sales channels, inflation, or a weakening of the United States or global economies;

●	disruptions or delays in or increased costs for our production and shipping of our products, whether caused by pandemics or otherwise;

●	failures in our manufacturing equipment;

●	supply chain constraints, including the availability of raw materials in a timely manner;

●	costs of employee recruiting and retention;

●	changes in the pricing or availability of advertising;

●	changes in our capital expenditures;

●	costs related to acquisitions of businesses or technologies and development of new products;

●	the introduction of new technologies or products by our competitors;

●	general political, economic and business conditions worldwide, including political or social unrest;

●	disruption of our physical facilities or those of our wholesale partners due to social unrest or other issues;

●	the impact of natural disasters on our manufacturing facilities and supply chain;

●	changes to our executive leadership or our board of directors;

●	actions of activist investors that divert our attention and resources;

●	the loss of key strategic relationships with partners; and

●	the cost of recapitalization.

In addition, we rely on estimates and forecasts of our expenses and revenues to provide guidance and inform our business strategies, and some of our past estimates and forecasts have not been accurate. The evolving nature of our business makes forecasting results of operations difficult. If we fail to accurately forecast our expenses and revenues, our business, prospects, financial condition, and results of operations may suffer, and the value of our business may decline. If our estimates and forecasts prove incorrect, we may not be able to adjust our operations quickly enough to respond to lower-than-expected sales which, for example, could result in higher than anticipated inventory levels, or higher-than-expected expenses which, for example, could be the result of building excess capacity.

Based upon the factors above and others beyond our control, we have a limited ability to forecast our future revenue, costs and expenses. If we fail to meet or exceed the expectations of analysts and investors or if analysts and investors have estimates and forecasts of our future performance that are unrealistic or that we do not meet, the market price of our Class A Common Stock could decline. In addition, if one or more of the analysts who cover us adversely change their recommendation regarding our stock, the market price of our Class A Common Stock could decline.

Any disruption of our operations, and related impacts on our results of operations, could also adversely affect the market price of our Class A Common Stock, which could result in securities litigation. Such litigation could result in substantial costs, divert resources and the attention of management from our core business, and adversely affect our business.

You should consider our business in light of the risks and difficulties we may encounter, as described above and elsewhere in the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2023. If we fail to address the risks and difficulties that we face, our business and operating results will be adversely affected.

FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, as amended, that involve substantial risks and uncertainties. Statements in this prospectus that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price.

These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for Purple. Specifically, forward-looking statements may include statements relating to changes in the markets in which Purple competes, expansion plans and opportunities, our expectation of opening additional Purple owned retail showrooms, increases in capital, advertising and operational expenses, and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

The forward-looking statements in this prospectus are made only as of the date hereof and are only predictions. It is routine for our internal projections and expectations to change throughout the year, and any forward-looking statements based upon these projections or expectations may change prior to the end of the next quarter or year. Forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. These risks and others described under the heading “Risk Factors” may not be exhaustive.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See the section titled “Where You Can Find More Information.”

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These statements are based on information available to us as of the date of this prospectus, and while we believe such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

USE OF PROCEEDS

All of the shares of Class A Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We may receive up to an aggregate of approximately $30 million from the exercise of the Warrants, including the Resold Warrants, assuming the exercise in full of all of the Warrants for cash at the initial exercise price of $1.50 per share. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

We will pay any underwriting discounts or selling commissions, placement agent or broker fees or similar discounts, commissions or fees relating to the sale of the Warrants, the shares of Class A Common Stock issuable upon exercise of the Warrants or Resold Warrants and certain other Registrable Securities. We will also pay any expenses incurred by the Selling Securityholders for accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of shares of Class A Common Stock and Warrants. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A Common Stock and Warrants covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

Determination of offering price

There is no established public trading market for the Warrants or the Resold Warrants, and we do not expect trading markets to develop. In addition, we do not intend to apply for listing of the Warrants or Resold Warrants on any securities exchange or recognized trading system at this time but may be required to apply for listing in the future pursuant to the Registration Rights Agreement. As described in the section entitled “Plan of Distribution,” the price at which the Warrants will be sold will depend, in part, on the manner and timing of such sales, but, in any event, we expect such price will likely be derived from the market price of our Class A Common Stock traded on Nasdaq.

The exercise price of the Warrants and the Resold Warrants was determined based on the trading price of the Company’s Class A Common Stock when the Company agreed to issue the Warrants.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock and does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation and our Second Amended and Restated Bylaws (the “Bylaws”), which documents are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Authorized and Outstanding Stock

Our authorized capital stock consists of: (a) 300 million shares of common stock, which consists of (i) 210 million shares of Class A Common Stock, par value of $0.0001 per share, and (ii) 90 million shares of Class B Common Stock, par value of $0.0001 per share; and (b) 5 million shares of undesignated preferred stock, $0.0001 par value per share. As of May 28, 2024, there were 107,490,223 shares of Class A Common Stock issued and outstanding, held by approximately 105 stockholders of record; 204,981 shares of Class B Common Stock issued and outstanding, held by approximate 10 stockholders of record; no shares of preferred stock issued or outstanding and 20 million Warrants outstanding held of record by five holders of warrants. Such numbers of stockholders do not include Depository Trust Company participants or beneficial owners holding shares through nominee names.

The following is a summary of the rights of our common and preferred stock and some of the provisions of our Certificate of Incorporation and Bylaws, our outstanding Warrants, our registration rights agreement and the DGCL. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our Certificate of Incorporation, Bylaws, the warrant agreement and registration rights agreement, as well as the relevant provisions of the DGCL.

Common Stock

Class A Common Stock

Voting Rights

Holders of Class A Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in our Certificate of Incorporation or Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of votes cast by the stockholders present in person or represented by proxy and entitled to vote thereon is required to approve any such matter voted on by our stockholders. Directors are elected by a majority of the votes cast by the holders of our common stock present in person or represented by proxy and entitled to vote at an annual meeting of stockholders. If an incumbent director does not receive the required majority, the director shall tender his or her resignation promptly following certification of the election results. Within 90 days after the date of the certification of the election results, the board of directors will determine, based upon the recommendation of the Nomination & Governance Committee, whether to accept or reject the resignation or whether other action should be taken, and the board of directors will publicly disclose its decision and rationale. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Dividends

Holders of Class A Common Stock are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Liquidation

In the event of a liquidation, dissolution or winding up of the Company, the stockholders of our Class A Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Class A Common Stock.

Preemptive or Other Rights

On February 1, 2018 the Company entered into a subscription agreement (the “Coliseum Subscription Agreement”) with CCP and Blackwell, pursuant to which CCP agreed to purchase from the Company 2,900,000 shares of Class A Common Stock of the Company at a purchase price of $10.00 per share and Blackwell agreed to purchase from the Company 1,100,000 shares of Class A Common Stock of the Company at a purchase price of $10.00 per share (the “Coliseum Private Placement”).

In connection with the Coliseum Private Placement, we granted to CCP, Blackwell and Coliseum Co-Invest Debt Fund, L.P. (together with CCP and Blackwell, the “Coliseum Investors”) preemptive rights for the future sale of Company securities. So long as the Coliseum Investors hold at least 50% of the shares of Class A Common Stock acquired in the Coliseum Private Placement, the Coliseum Investors are entitled to purchase up to their pro rata share of all equity securities issued by the Company, subject to certain exceptions.

In addition, the Coliseum Subscription Agreement provides the Coliseum Investors (and any other funds or accounts managed by Coliseum Capital Management, LLC) with a right of first refusal to provide all, but not less than all, of any of the following financings by the Company or any of its subsidiaries: (i) preferred equity financing with a preference to or over any of the terms of the Company’s Class A Common Stock and (ii) any debt financing with a principal amount outstanding (together with all other debt provided by lender or group of lenders) greater than or equal to $10 million, other than (x) the replacement or refinancing of existing indebtedness or (y) an asset based loan on customary terms with an all in interest rate of not greater than 5% per year, by the Company or any of its subsidiaries.

Other than as described above in this section, our stockholders have no preemptive or other subscription rights. There are also no redemption rights or sinking fund provisions applicable to our Class A Common Stock.

Registration Rights

In connection with the issuance of the Warrants, on January 23, 2024, the Company entered into the Registration Rights Agreement with the Holders, providing for the registration under the Securities Act of the Registrable Securities, subject to customary terms and conditions. The Registration Rights Agreement entitles the Holders to demand registration of the Registrable Securities and also to piggyback on the registration of Company securities by the Company and other Company securityholders. The Company will be responsible for the payment of the Holders’ expenses in connection with any offering or sale of Registrable Securities by the Holders, including underwriting discounts or selling commissions, placement agent or broker fees or similar discounts, commissions or fees relating to the sale of certain Registrable Securities.

The Registration Rights Agreement provides that on or prior to February 22, 2024, the Company was required to prepare and file with the SEC pursuant to Rule 415 of the Securities Act a registration statement to register the resale of the Registrable Securities. The Company received an extension from the Holders to file the registration statement on or prior to March 22, 2024.

The Company has filed the registration statement of which this prospectus forms a part pursuant to the Registration Rights Agreement.

Class B Common Stock

The Class B Common Stock may only be issued to and held by InnoHold, LLC (“InnoHold”) and its permitted transferees (collectively, the “Permitted Holders”).

Voting Rights

Holders of Class B Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in our Certificate of Incorporation or Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of votes cast by the stockholders present in person or represented by proxy and entitled to vote thereon is required to approve any such matter voted on by our stockholders. Directors are elected by a majority of the votes cast by the holders of our common stock present in person or represented by proxy and entitled to vote at an annual meeting of stockholders. If an incumbent director does not receive the required majority, the director shall tender his or her resignation promptly following certification of the election results. Within 90 days after the date of the certification of the election results, the board of directors will determine, based upon the recommendation of the Nomination & Governance Committee, whether to accept or reject the resignation or whether other action should be taken, and the board of directors will publicly disclose its decision and rationale. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Dividends and Liquidation

The Class B Common Stock is not entitled to receive dividends, if declared by the board, or to receive any portion of any such assets in respect of their shares upon liquidation, dissolution, distribution of assets or winding-up of the Company.

Other Restrictions and Rights

There are no sinking fund provisions applicable to our Class B Common Stock.

At any time Purple LLC issues a Class B Common Unit (“Class B Unit”) to a Permitted Holder, the Company will issue a share of Class B Common Stock to such Permitted Holder. Upon an exchange of a Class B Unit pursuant to the Exchange Agreement dated February 2, 2018 with Purple LLC, InnoHold and the Class B Unit holders who became a party thereto (the “Exchange Agreement”) for a share of Class A Common Stock (an “Exchange”), the corresponding share of Class B Common Stock will be automatically cancelled for no consideration. Shares of Class B Common Stock may only be transferred to a person other than the Company or Purple LLC if the transferee is a Permitted Holder and an equal number of Class B Units are simultaneously transferred to such transferee.

Exchange Rights

An Exchange of Class B Common Stock and Class B Units (together with an equal number of shares of Class B Common Stock, the “Paired Securities”) must be made under the terms of the Exchange Agreement. The Exchange Agreement provides for an initial exchange ratio of (i) one share of Class B Common Stock plus (ii) one Class B Unit for one share of Class A Common Stock, in each case subject to certain adjustments.

Under the Exchange Agreement, holders of Paired Securities may elect to exchange all or any portion of their Paired Securities for shares of Class A Common Stock by delivering a notice to the Company setting forth the number of Paired Securities to be exchanged. Each share of Class B Common Stock and each Class B Unit so exchanged will be cancelled upon the issuance of the underlying Class A Common Stock.

In certain cases, adjustments to the exchange ratio will occur in case of a split, reclassification, recapitalization, subdivision or similar transaction of or relating to the Class B Units or the shares of Class A Common Stock and Class B Common Stock or a transaction in which the Class A Common Stock is exchanged or exchanged into other securities or property. The exchange ratio will also adjust in certain circumstances when the Company acquires Class B Units other than through an exchange into shares of Class A Common Stock.

The right of a holder of Paired Securities to exchange may be limited by the Company if it reasonably determines in good faith that such restrictions are required by applicable law (including securities laws), such exchange would not be permitted under other agreements of such holder with the Company or its subsidiaries, including the operating agreement of Purple LLC, or if such exchange would cause Purple LLC to be treated as a “publicly traded partnership” under applicable tax laws.

The Company and each holder of Paired Securities shall pay its own expense regarding the Exchange except that the Company shall be responsible for transfer taxes, stamp taxes and similar duties.

The foregoing summary of the Exchange Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Exchange Agreement, a copy of which is included as Exhibit 10.7 to our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein.

Preferred Stock

Pursuant to our Certificate of Incorporation, our preferred stock may be issued from time to time in one or more series. The directors are expressly authorized, without stockholder approval other than as may be required by Nasdaq rules, to provide for the issuance of shares of the preferred stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, designations and other special rights or restrictions. The issuance of such shares of preferred stock could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of such preferred stock could also be used as a method of discouraging, delaying, or preventing a change of control.

Warrants or Resold Warrants

Warrants Registered in this Offering (For purposes of this section, Warrants refers to both the Warrants and Resold Warrants, as applicable)

In connection with the Amended and Restated Credit Agreement, on January 23, 2024, the Company issued to the Lenders the Warrants on the terms described below.

General. Each Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $1.50 per share, subject to adjustment as discussed below. The Warrants will expire on the ten-year anniversary of issuance, at 5:00 p.m., New York time, or earlier upon redemption.

Exercise. The Warrants may be exercised by providing an executed notice of exercise form accompanied by full payment of the exercise price or on a cashless basis, if applicable. The holders do not have the rights or privileges of holders of Class A Common Stock or any voting rights until they exercise their Warrants. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share of Class A Common Stock held of record on all matters to be voted on by stockholders generally. A holder of the Warrants will not have the right to exercise its Warrants, to the extent that, after giving effect to such exercise, the holder (together with its affiliates) would beneficially own in excess of 49.9% of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Cap”).

Redemption Right. While the Warrants are exercisable, the Company may call the Warrants for redemption in whole and not in part at any time at a price of $0.01 per share of Class A Common Stock issuable upon exercise of the Warrants upon not less than 45 days’ prior written notice of redemption (the “45-day redemption period”) to each holder, provided that this redemption right is only available if the reported last sale price of the Class A Common Stock equals or exceeds $24.00 per share on each of 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the holders. If the Company calls the Warrants for redemption, it will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis” by which the holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A Common Stock equal to (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below), divided by (y) the fair market value. The “fair market value” means the volume weighted average price of the Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of exercise of the Warrants is sent to the Company.

Beneficial Ownership Limitation. A holder of the Warrants will not have the right to exercise its Warrants, to the extent that after giving effect to such exercise, the holder (together with its affiliates) would beneficially own in excess of 49.9% of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Protection. If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “fair market value” means the volume weighted average price of Class A Common Stock as reported during the five trading day period ending on, and including, the second trading day immediately preceding the record date used to determine which holders of Class A Common Stock will receive such rights.

In addition, if the Company, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than as described in the paragraph above, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described in the paragraphs above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

Exercise Price Adjustment; Adjustment to Number of Shares. In the event of certain deemed grants, issuances or sales of shares of Class A Common Stock, rights, warrants, options, or convertible securities for a consideration per share less than a price equal to the Warrant exercise price in effect immediately prior to such granting, issuance or sale, then immediately after such event, the exercise price per share of the Warrants will be reduced to, as applicable, (1) such consideration, (2) the lowest price per share (assuming all possible market conditions) for which one share of Class A Common Stock is at any time issuable upon the exercise of any such options or upon conversion, exercise or exchange of any convertible securities issuable upon exercise of any such option or otherwise pursuant to the terms of the options or (3) the lowest price per share (assuming all possible market conditions) for which one share of Class A Common Stock is at any time issuable upon the conversion, exercise or exchange of any such convertible securities or otherwise pursuant to the terms thereof, subject to a minimum floor price of $0.8502, subject to certain adjustments, as required by the applicable rules of Nasdaq. In addition, simultaneously with any such adjustment of the Warrant exercise price, the number of shares of Class A Common Stock issuable upon exercise of the Warrants shall be increased to a number of shares equal to (i) the product of the pre-adjustment exercise price, multiplied by the pre-adjustment number of shares issuable upon exercise of the Warrants, (ii) divided by the exercise price resulting from such adjustment (without giving effect to the minimum floor price).

Fundamental Transaction. In the event of a “fundamental transaction,” the holder will have the right to purchase and receive, for each share of Class A Common Stock which may be purchased upon exercise of the Warrants at the effective time of the fundamental transaction, the same kind and amount of consideration receivable, in respect of each share of Class A Common Stock upon such fundamental transaction, by the stockholders of the Company immediately prior to such fundamental transaction. The Company will cause the surviving company in a fundamental transaction to assume the obligations of the Company under the Warrants. In addition, upon consummation of a fundamental transaction and under certain additional circumstances, the holder may either (i) have the exercise price of the Warrants reduced by the Black-Scholes value of the Warrants immediately prior to the consummation of such Warrant price adjustment (as set forth in the Warrants), subject to a minimum floor price as required by Nasdaq, or (ii) cause the Company or its successor to repurchase all or a portion of the Warrants at the Black-Scholes value immediately prior to such repurchase transaction (as set forth in the Warrants). For purposes of the Warrants, a “fundamental transaction” includes, subject to certain exceptions, any reclassification or reorganization of the Company, any merger or consolidation of the Company with or into another corporation, any merger or consolidation with or into another corporation in which the stockholders of the Company immediately prior to the merger or consolidation own less than a majority of the outstanding stock of the surviving entity, any sale or conveyance of all or substantially all of the assets or other property of the Company, and any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) consummating a tender, exchange or redemption offer after which any member of such group beneficially owns more than 50% of the outstanding shares of Class A Common Stock of the Company.

Amendments. The Warrants provide that the terms of the Warrants may be amended only in a writing signed by the Company and the holder.

The issuance of the Warrants does not affect the rights of the Company’s existing security holders, other than with respect to potential dilution as a result of an increase in the number of shares of Class A Common Stock outstanding if the Lenders exercise the Warrants.

Equity Awards

As of December 31, 2023, 2.8 million shares of Class A Common Stock remained available for issuance under our 2017 Equity Incentive Plan and stock-based compensation associated with equity awards issued under the plan during year ended December 31, 2023 totaled $4.9 million.

Exclusive Jurisdiction

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for:

●	any derivative action or proceeding brought on behalf of us;

●	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders;

●	any action asserting a claim against us arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws; or

●	any action asserting a claim against us governed by the internal affairs doctrine.

The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in such action.

Certain Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “merger” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “merger” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the merger is approved by our board of directors and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders and specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed.

Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under our Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Limitations on Stockholder Ability to Act by Written Consent or Call Special Meetings. The Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting. Further, the Bylaws and Certificate of Incorporation provide that special meetings of stockholders may be called only by the Chairman of the board of directors, the Chief Executive Officer, or the board of directors acting pursuant to a resolution adopted by a majority of the board of directors.

Transfer Agent and Registrar

Our transfer agent and registrar is Philadelphia Stock Transfer, Inc., 2320 Haverford Rd., Suite 230, Ardmore, Pennsylvania 19003. Their telephone number is (484) 416-3124.

Listing of Securities

Our Class A Common Stock is listed on Nasdaq under the symbol “PRPL.”

There is no established public trading market for the Warrants or the Resold Warrants. We do not intend to apply for listing of the Warrants or the Resold Warrants on any securities exchange or recognized trading system at this time but may be required to apply for listing in the future pursuant to the Registration Rights Agreement.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the shares of Class A Common Stock and Warrants covered by this prospectus. This prospectus relates to (i) the possible sale (a) by the Selling Stockholders of up to 20,000,000 shares of Class A Common Stock issuable upon the exercise of the Warrants and up to 51,855,291 shares of Class A Common Stock currently held by the Selling Stockholders and (b) by the Selling Warrantholders of up to 20,000,000 Warrants; and (ii) the issuance by us of 20,000,000 shares of Class A Common Stock upon the exercise by third parties of Resold Warrants.

On January 23, 2024, in connection with entering into the Second Amendment and Amended and Restated Credit Agreement, we issued the Warrants to the Selling Warrantholders. The terms of the Amended and Restated Credit Agreement are described in greater detail on our Current Report on Form 8-K filed with the SEC on January 23, 2024, which is incorporated by reference herein.

In connection with the issuance of the Warrants, on January 23, 2024, we entered into the Registration Rights Agreement, which is described in greater detail in the section entitled “Description of Capital Stock—Common Stock—Class A Common Stock—Registration Rights.” We are filing the registration statement of which this prospectus forms a part pursuant to the Registration Rights Agreement.

The following tables set forth, as of the date of this prospectus, the name of the Selling Stockholders and Selling Warrantholders for which we are registering Class A Common Stock and Warrants, respectively, and the aggregate number of shares of Class A Common Stock and Warrants that the Selling Stockholders and Selling Warrantholders may offer pursuant to this prospectus. In calculating percentages of shares of Class A Common Stock beneficially owned by a particular holder, in accordance with SEC rules, we treated as outstanding the number of shares of our Class A Common Stock issuable upon exercise of that particular holder’s Warrants, if any, and did not assume exercise of any other holder’s Warrants.

We cannot advise you as to whether the Selling Stockholders or Selling Warrantholders will in fact sell any or all of such Class A Common Stock and Warrants. In addition, the Selling Stockholders and Selling Warrantholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock and the Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of the tables below, however, we have assumed that after termination of this offering none of the securities offered by this prospectus will be beneficially owned by the Selling Securityholders, and we have further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering.

Selling Stockholder and Selling Warrantholder information for each additional Selling Stockholder or Selling Warrantholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares or Selling Warrantholder’s Warrants pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder or Selling Warrantholder and the number of shares or Warrants registered on its behalf. A Selling Stockholder or Selling Warrantholder may sell all, some or none of such shares or Warrants, respectively, in this offering. See “Plan of Distribution.”

Class A Common Stock

Name of Selling Stockholder	Shares of Class A Common Stock Beneficially Owned Before the Offering(1)		Shares of Class A Common Stock to be Sold in the Offering(2)	Shares of Class A Common Stock Beneficially Owned After the Offering(2)	Percentage of Class A Common Stock Beneficially Owned After the Offering(10)
Coliseum Capital Partners, L.P. (3)	44,701,606	(4)	46,211,108	-	-
Coliseum Capital Co-Invest III, L.P. (3)	3,133,449	(5)	3,133,449	-	-
Blackwell Partners LLC (3)	10,621,266	(6)	10,953,357	-	-
Harvest Small Cap Partners Master, Ltd.	5,327,377	(7)	5,327,377	-	-
HSCP Strategic IV, L.P.	3,631,148	(8)	3,631,148	-	-
Harvest Small Cap Partners, L.P.	2,598,852	(9)	2,598,852	-	-

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

(2)	The table assumes that a Selling Stockholder will be able to exercise the full amount of its Warrants for shares of Class A Common Stock notwithstanding the Beneficial Ownership Cap, and that a Selling Stockholder will sell all of its shares of Class A Common Stock offered pursuant to this prospectus.

(3)	Adam Gray, a director of the Company since February 2018, and Christopher Shackelton are (i) the managers of Coliseum Capital, LLC, which is the general partner of CCP and C-3 and (ii) managers of Coliseum Capital Management, LLC, which is the investment advisor to CCP, C-3 and Blackwell. Messrs. Gray and Shackelton share voting and dispositive control over the securities held by CCP, C-3 and Blackwell. In the aggregate, Messrs. Gray and Shackelton share beneficial ownership of 58,456,321 shares of Class A Common Stock before the offering, which consists of (a) 46,855,291 shares of Class A Common Stock and (b) 11,601,030 shares of Class A Common Stock that could currently be acquired upon exercise of the Warrants (excluding 1,841,593 additional shares of Class A Common Stock that could be acquired upon exercise of the Warrants but for the Beneficial Ownership Cap) and will share beneficial ownership of zero shares of Class A Common Stock after the offering, assuming the sale of all shares of Class A Common Stock offered by this prospectus.

(4)	Consists of (i) 35,192,565 shares of Class A Common Stock of the Issuer and (ii) 9,509,041 shares of Class A Common Stock that could currently be acquired upon exercise of the Warrants. Does not include 1,509,502 additional shares of Class A Common Stock that could be acquired upon exercise of the Warrants due to the Beneficial Ownership Cap.

(5)	Consists of 3,133,449 shares of Class A Common Stock.

(6)	Consists of (i) 8,529,277 shares of Class A Common Stock and (ii) 2,091,989 shares of Class A Common Stock that could currently be acquired upon exercise of the Warrants. Does not include 332,091 additional shares of Class A Common Stock that could be acquired upon exercise of the Warrants due to the Beneficial Ownership Cap.

(7)	Consists of (i) 2,353,626 shares of Class A Common Stock and (ii) 2,973,751 shares of Class A Common Stock that could be obtained upon exercise of 2,973,751 Warrants.

(8)	Consists of (i) 1,146,374 shares of Class A Common Stock and (ii) 2,131,148 shares of Class A Common Stock that could be obtained upon exercise of 2,131,148 Warrants.

(9)	Consists of (i) 1,500,000 shares of Class A Common Stock and (ii) 1,452,478 shares of Class A Common Stock that could be obtained upon exercise of 1,452,478 Warrants.

(10)	Assumes the exercise and sale of the Class A Common Stock underlying the Warrants, including the shares of Class A Common Stock that are not currently beneficially owned due to the Beneficial Ownership Cap but could be acquired in the future upon exercise of the Warrants.

Warrants

Name of Selling Warrantholder	Number of Warrants Beneficially Owned Prior to the Offering	Number of Warrants to be Sold Pursuant to this Prospectus	Number of Warrants Beneficially Owned After the Offering	Percentage of Warrants Beneficially Owned After the Offering
Coliseum Capital Partners, L.P. (1)	11,018,543	11,018,543	-	-
Blackwell Partners LLC	2,424,080	2,424,080	-	-
Harvest Small Cap Partners Master, Ltd.	2,973,751	2,973,751	-	-
HSCP Strategic IV, L.P.	2,131,148	2,131,148	-	-
Harvest Small Cap Partners, L.P.	1,452,478	1,452,478	-	-

(1)	Adam Gray, a director of the Company, and Christopher Shackelton are (i) managers of Coliseum Capital, LLC, which is the general partner of CCP and (ii) managers of Coliseum Capital Management, LLC, which is the investment advisor to CCP and Blackwell. Messrs. Gray and Shackelton share voting and dispositive control over the securities held by CCP and Blackwell. The business address of each of CCP, Blackwell, Mr. Gray and Mr. Shackelton is 105 Rowayton Avenue, Rowayton, Connecticut 06853.

PLAN OF DISTRIBUTION

Resale of Common Stock and Warrants

We are registering (i) up to 71,855,291 shares of our Class A Common Stock for possible sale by the Selling Stockholders, (ii) up to 20,000,000 Warrants for possible resale by the Selling Warrantholders. We are also registering the issuance of up to 20,000,000 shares of Class A Common Stock issuable upon the exercise by third parties of Resold Warrants.

The shares of Class A Common Stock and the Warrants covered by this prospectus may be offered and sold from time to time by the Selling Stockholders and Selling Warrantholders, respectively. The terms “Selling Stockholders” and “Selling Warrantholders” include donees, pledgees, transferees or other successors in interest selling shares or Warrants, respectively, received after the date of this prospectus from a Selling Stockholder or Selling Warrantholder as a gift, pledge, partnership distribution or other non-sale related transfer. The Selling Stockholders and Selling Warrantholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.

However, there is no established public trading market for the Warrants or the Resold Warrants and we do not intend to apply for listing of the Warrants or Resold Warrants on any securities exchange or recognized trading system at this time but may be required to apply for listing in the future pursuant to the Registration Rights Agreement. The price at which the Warrants may be sold will depend, in part, on the manner and timing of such sales, but, in any event, we expect such price will likely be derived from the market price of our Class A Common Stock traded on Nasdaq.

To facilitate the offering of the shares of Class A Common Stock and Warrants, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the shares of Class A Common Stock or Warrants, which involves the sale by persons participating in the offering of more shares of Class A Common Stock or Warrants than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The Selling Stockholders and Selling Warrantholders may sell their shares or Warrants, respectively, by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions; and

●	through a combination of any of the above methods of sale.

In addition, any shares, Warrants or Resold Warrants that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

If underwriters are used in a sale, they will acquire the offered shares of Class A Common Stock or Warrants for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. The Selling Stockholders or Selling Warrantholders may offer the shares of Class A Common Stock or Warrants to the public either through an underwriting syndicate represented by one or more managing underwriters or through one or more underwriter(s). The underwriters in any particular offering will be identified in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of shares of Class A Common Stock or Warrants, the obligations of the underwriters to purchase the offered shares of Class A Common Stock or Warrants will be subject to certain conditions contained in an underwriting agreement that we and the Selling Stockholders or Selling Warrantholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of Class A Common Stock or Warrants offered if any of the Class A Common Stock or Warrants are purchased, unless otherwise specified in connection with any particular offering. Any initial offering price and any discounts or concessions allowed, reallowed or paid to underwriters may be changed from time to time.

The Selling Stockholders or Selling Warrantholders may designate agents to sell the offered shares of Class A Common Stock or Warrants. Unless otherwise specified in connection with any particular offering, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. The Selling Stockholders or Selling Warrantholders may also sell the offered shares of Class A Common Stock or Warrants to one or more remarketing firms, acting as principals for their own accounts or as agents for the Selling Stockholders or Selling Warrantholders. These firms will remarket the offered shares of Class A Common Stock or Warrants upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered shares of Class A Common Stock or Warrants. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with the Selling Stockholders or Selling Warrantholders, and its compensation.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the shares of Class A Common Stock or Warrants at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the shares of Class A Common Stock or Warrants covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

In connection with distributions of the shares of Class A Common Stock, the Warrants or otherwise, the Selling Stockholders or Selling Warrantholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Class A Common Stock or Warrants in the course of hedging the positions they assume with Selling Stockholders or Selling Warrantholders. The Selling Stockholders or Selling Warrantholders may also sell the Class A Common Stock or Warrants short and redeliver the shares of Class A Common Stock or Warrants to close out such short positions. The Selling Stockholders or Selling Warrantholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares of Class A Common Stock or Warrants offered by this prospectus, which shares of Class A Common Stock or Warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders or Selling Warrantholders may also loan or pledge shares of Class A Common Stock or Warrants to a broker-dealer or other financial institution, and such broker-dealer or other financial institution may sell the loaned shares of Class A Common Stock or Warrants or, upon a default, may effect sales of the pledged shares of Class A Common Stock or Warrants pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Stockholder or Selling Warrantholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholder or Selling Warrantholder or borrowed from any Selling Stockholder, Selling Warrantholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Stockholder or Selling Warrantholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Stockholder or Selling Warrantholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders or Selling Warrantholders may arrange for other broker-dealers to participate. Underwriters, broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders or Selling Warrantholders in amounts to be negotiated immediately prior to the sale. If 5% or more of the net proceeds of any offering of securities made under this prospectus will be received by a member of the Financial Industry Regulatory Authority (“FINRA”) participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121 (or any successor rule).

In offering the shares of Class A Common Stock or Warrants covered by this prospectus, the Selling Stockholders and Selling Warrantholders and any broker-dealers who execute sales for the Selling Stockholders or Selling Warrantholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders or Selling Warrantholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares and Warrants must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, it is possible that in certain states the shares of Class A Common Stock or Warrants may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders and the Selling Warrantholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares and Warrants in the market and to the activities of the Selling Stockholders, Selling Warrantholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders and Selling Warrantholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders and Selling Warrantholders may indemnify any underwriters, broker-dealers or agents that participate in transactions involving the sale of the shares or Warrants against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares of Class A Common Stock or Warrants is made, if required, a prospectus supplement will be distributed that will set forth, among others, the number of shares of Class A Common Stock or Warrants being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the Selling Stockholders and Selling Warrantholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act, or other federal or state law.

We have agreed with the Selling Stockholders and Selling Warrantholders to use our best efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the securities covered by this prospectus have been disposed of in accordance with the registration statement, (ii) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding or (d) such securities are freely saleable under Rule 144 without volume limitations or manner-of-sale restrictions as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to the Company’s transfer agent and the affected investors, as reasonably determined by the Company, upon the advice of counsel to the Company and are held by an investor that holds, on an as-converted or as-exercised basis, no more than 5% of the applicable class outstanding.

Exercise of Warrants or the Resold Warrants (For purposes of this section, Warrants refer to both the Warrants and Resold Warrants, as applicable)

The Warrants may be exercised by providing an executed notice of exercise form accompanied by full payment of the exercise price or on a cashless basis, if applicable. If the Company calls the Warrants for redemption, it will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis” by which the holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A Common Stock equal to (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below), divided by (y) the fair market value. The “fair market value” means the volume weighted average price of the Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of exercise of the Warrants is sent to the Company. See “Description of Capital Stock—Warrants and Resold Warrants.”

No fractional shares will be issued upon the exercise of the Warrants. If, upon the exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to such holder.

LEGAL MATTERS

The validity of the securities covered by this prospectus has been passed upon for us by Dorsey & Whitney LLP, Salt Lake City, Utah.

EXPERTS

The consolidated financial statements of Purple Innovation, Inc. (the “Company”) as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the reports of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Documents Incorporated by Reference” are also available on our Internet website, www.purple.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

●	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 12, 2024.

●	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2024.

●	our Quarterly Report on Form 10-Q, filed with the SEC on May 7, 2024.

●	our Current Reports on Form 8-K filed with the SEC on January 23, 2024, January 26, 2024, and February 5, 2024 and March 6, 2024.

●	The description of our Class A Common Stock filed as Exhibit 4.3 of the Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 22, 2023, and any amendment or report filed with the SEC for the purpose of updating the description.

We also incorporate by reference any future filings (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) after the effectiveness of the registration statement but prior to the termination of the offering of the securities covered by this prospectus, excluding, in each case, information deemed furnished and not filed.

Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

You may obtain copies of these documents, at no cost to you, from our website (www.purple.com), or by writing or telephoning us at the following address:

Purple Innovation, Inc.

4100 North Chapel Ridge Road, Suite 200

Lehi, UT 84043

(801) 756-2600

Purple Innovation, Inc.

71,855,291 Shares of Class A Common Stock

20,000,000 Warrants to Purchase Shares of Class A Common Stock

20,000,000 Shares of Class A Common Stock Issuable upon Exercise of Resold Warrants

PART II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the offering of the securities being registered, all of which will be paid by Purple Innovation, Inc. All amounts are estimates except the Securities and Exchange Commission (the “SEC”) registration fee.

Amount
SEC registration fee	$26,844.53
Printing and engraving expenses	--
Legal fees and expenses	10,000
Accounting fees and expenses	40,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous	15,000
Total	$106,844.53

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of ours may, and in certain cases must, be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.

Article VIII of our Second Amended and Restated Certificate of Incorporation and Article VIII of our Amended and Restated Bylaws, as amended, each provide for the indemnification of officers, directors and third parties acting on our behalf to the fullest extent permissible under Delaware law.

We have entered into indemnification agreements with certain of our directors, in addition to indemnification provided for in our Bylaws.

We maintain standard policies of insurance under which coverage is provided (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Company, and (2) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to any indemnification provision contained in our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws or otherwise as a matter of law.

See also the undertakings set out in response to Item 17 herein.

Item 16. Exhibits.

The Index to Exhibits is hereby incorporated by reference.

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

The following exhibits are included or incorporated by reference in this registration statement on Form S-3 (certain documents have been previously filed with the SEC pursuant to the Exchange Act by Purple Innovation, Inc. (Commission File Number 001-37523):

Exhibit Number	Exhibit Title

4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q (File No. 001-37523) filed with the SEC on November 6, 2019)

4.2	Third Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed April 21, 2023).

4.3	Amended and Restated Registration Rights Agreement, dated January 23, 2024, by and among Purple Innovation, Inc., Coliseum Capital Partners, L.P., Blackwell Partners LLC – Series A, Coliseum Capital Co-Invest III, L.P., Harvest Small Cap Partners Master, Ltd., Harvest Small Cap Partners, L.P., and HSCP Strategic IV, L.P. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-37523) filed with the SEC on January 23, 2024)

4.4	Form of Warrant (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-37523) filed with the SEC on January 23, 2024)

5.1**	Opinion of Dorsey & Whitney LLP

23.1*	Consent of BDO USA, P.C.

23.2**	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to the Registration Statement)

24.1**	Powers of Attorney (included on the signature page of the Registration Statement)

107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lehi, Utah on May 31, 2024.

PURPLE INNOVATION, INC.

/s/ Robert T. DeMartini
Name:	Robert T. DeMartini
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Capacity in Which Signed	Date

/s/ Robert T. DeMartini	Chief Executive Officer	May 31, 2024
Robert T. DeMartini	(Principal Executive Officer) and Director

*	Chief Financial Officer	May 31, 2024
Todd E. Vogensen	(Principal Financial Officer)

*	VP Accounting and Financial Reporting	May 31, 2024
George T. Ulrich	(Principal Accounting Officer)

*	Director	May 31, 2024
S. Hoby Darling

*	Director	May 31, 2024
Gary T. DiCamillo

*	Director	May 31, 2024
Adam Gray

*	Director	May 31, 2024
Claudia Hollingsworth

*	Director	May 31, 2024
Carter Pate

*	Director	May 31, 2024
D. Scott Peterson

*	Director	May 31, 2024
Erika Serow

* By:	/s/ Robert T. DeMartini
Robert T. DeMartini
Attorney-in-Fact